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Exhibit 99.1

FOR:	NUTRACEUTICAL INTERNATIONAL CORPORATION
CONTACT:	Les Brown Senior Vice President, Finance and Chief Financial Officer (435) 655-6106

NUTRACEUTICAL TO ACQUIRE NATURE'S LIFE

        PARK CITY, Utah, May 30/PRNewswire-First Call/—Nutraceutical International Corporation (Nasdaq: NUTR) announced today that it has entered into a purchase and sale agreement to acquire all of the stock of M.K. Health Food Distributors, Inc., dba Nature's Life. Closing is subject to certain contingencies and, if these contingencies are met, is expected to occur on or before June 30, 2003. Purchase terms will be made available following closing.

        Headquartered in Orange County, California, M.K. Health Food Distributors, Inc. markets and distributes a line of over 400 SKUs under the well-recognized Nature's Life® brand. Established in 1970, the Nature's Life® product line is sold exclusively through health and natural food stores, with strong regional placement in the Western United States. The Nature's Life® product line includes such popular products as Super Green Pro 96™ and Super Blue Pro 96™ soy protein powders, Soft Gelatin™ Multiple, 600 Prostate Maintain™ and Golden Flax Seed Oil™ as well as other leading nutritional supplements, including various vitamins, minerals and supplements.

        Bill Gay, Chairman and Chief Executive Officer of Nutraceutical commented, "We are excited about the opportunity to add this well-established brand to our core branded business. The Nature's Life® brand has a reputation for marketing innovative, high-quality products and provides us with increased store penetration in key markets. We believe that the acquisition of Nature's Life will be an attractive addition and will provide many operational, distribution and marketing synergies."

        Nutraceutical is one of the nation's largest manufacturers and marketers of quality branded nutritional supplements sold to health and natural food stores. The Company sells its branded products under the brand names Solaray®, KAL®, NaturalMax®, VegLife®, Premier One®, Sunny Green™, Natural Sport®, ActiPet®, Action Labs® and Thompson® to health and natural food stores in the United States, and to distributors and stores worldwide. Under the name Woodland Publishing™, the Company publishes, prints and markets a line of books and booklets to, among others, book distributors, national retail bookstores and health and natural food stores. The Company manufactures and/or distributes one of the broadest branded product lines in the industry with over 2,600 stock keeping units (SKUs), including over 600 SKUs exclusively sold internationally.

        In addition to its branded products, the Company manufactures bulk materials for use in its own products and for sale to other manufacturers and marketers in the nutritional supplement industry under the trade names Monarch Nutritional Laboratories™ and Great Basin Botanicals™. The Company also distributes the products of certain third parties, and owns and operates neighborhood natural food markets under the trade names The Real Food Company™ and Thom's Natural FoodsTM.

        The Securities and Exchange Commission ("SEC") encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limitation, the words "may," "will," "should," "believes," "anticipates," "plans," "expects," "intends" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these words. There are a number of important factors that could cause actual events or the Company's actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, (i) changing domestic and international market and political conditions; (ii) interruption of business or negative impact on sales and earnings due to acts of war, terrorism, bio-terrorism, civil unrest or disruption of mail service; (iii) changes in laws and regulations, including adverse federal, state or foreign legislation or regulation or adverse determinations or actions by regulators; (iv) import/export controls with respect to products sold into foreign markets, as well as other restrictions on the sale of the Company's products in such countries; (v) the unavailability of or interruption in the supply of utilities, including electricity and telecommunications; (vi) slow or negative growth in the nutritional supplement industry; (vii) increased product competition; (viii) adverse publicity regarding the consumption of nutritional supplements; (ix) increased costs, including raw material and labor costs; (x) the inability of the Company to gain and/or hold market share of its health and natural food store customers and bulk material customers; (xi) loss or retirement of key members of management; (xii) inability of the Company to successfully implement its business strategy or plan or otherwise manage growth, including the Company's ability to locate and consummate advantageous acquisitions, or otherwise integrate acquired operations, including the ability to retain customers of existing and acquired operations; (xiii) product development efforts and consumer acceptance of the Company's products; (xiv) the absence of clinical trials for many of the Company's products; (xv) availability and price of raw materials; (xvi) the Company's ability to manufacture its products efficiently; (xvii) the mix of the Company's products and their related profit margins; (xviii) dependence on distributors and customers; (xix) sales and earnings volatility; (xx) adequacy and availability of insurance coverage, and any losses or damages sustained by the Company not covered by insurance; (xxi) exposure to and expense of prosecuting, defending and/or resolving and defending claims or litigation, including but not limited to product liability claims, class action suits, stockholder derivative suits, patent or trademark infringements suits and other litigation which may arise from time to time; (xxii) other factors discussed in the Company's filings with the Securities and Exchange Commission or referenced in its press releases and (xxiii) other factors beyond the Company's control.

        In addition, any forward-looking statements represent the Company's estimates only as of the day of this press release and should not be relied upon as representing the Company's estimates as of any subsequent date. No assurance can be given that the future results covered by such forward-looking statements will be achieved and readers are cautioned not to place undue reliance on forward-looking statements or historical results of the Company. While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. For further details and a discussion of these risks and uncertainties, see the Company's SEC filings, which are updated from time to time, copies of which are available upon request from the Company at 435-655-6106.

© 2003. All rights reserved.

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NUTRACEUTICAL TO ACQUIRE NATURE'S LIFE